Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

– Q4 2018 Total Revenues of $66.3 Million; $276 Million Full Year, Up 8.6%

– Q4 2018 Recurring Service Revenues of $37.4 Million; $148 Million Full Year, Up 17.2% –

– 2018 Year-Over-Year Improvement in Net Loss of 57% and Adjusted EBITDA Growth of 27% –

– Added 348,000 Net Subscribers in 2018, Up 17.2% Over 2017 –

– Company Provides 2019 Outlook –

Rochelle Park, NJ, February 27, 2019 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2018.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Recurring Service Revenues	$37,357	$35,537	$148,367	$126,540
Other Service Revenues	1,292	3,772	5,222	8,398
Total Service Revenues	38,649	39,309	153,589	134,938
Product Sales	27,688	36,667	122,551	119,282
Total Revenues	66,337	75,976	276,140	254,220
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	(5,649)	(7,519)	(26,262)	(61,296)
Basic EPS	(0.07)	(0.10)	(0.34)	(0.84)
EBITDA (1,3)	14,125	6,848	47,235	4,550
Adjusted EBITDA (2,3)	$16,506	$9,266	$57,074	$44,851

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, and acquisition-related and integration costs.

(3) EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

“2018 full year results were highlighted by our double-digit growth in Adjusted EBITDA driven by significant progress in growing our product and service margins, leading to a large positive swing in cash flow,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Last year we embarked on a number of initiatives to improve our products with innovative technology, while significantly reducing costs. Although these initiatives led to delays in select hardware deployments in the fourth quarter, we have a robust pipeline of opportunities and anticipate making substantial strides in all of our key metrics of revenue, margin and profitability.”

Financial Results

Revenues

1

Total Revenues for the fourth quarter of 2018 were $66.3 million compared to $76.0 million in the prior year period. 2017 included large deployments at JB Hunt and the U.S. Postal Service. Excluding these deployments, Total Revenues increased almost $2 million over the fourth quarter of 2017. Total Revenues for 2018 were $276 million, up $21.9 million or 8.6% compared to 2017. As of December 31, 2018, total billable subscriber communicators grew to approximately 2.37 million, an increase of 17.2% compared to the prior year.

Service Revenues were $38.6 million in the fourth quarter of 2018, down $0.7 million or 1.7% compared to the same period last year. Recurring Service Revenues increased to $37.4 million in the fourth quarter, a 5.1% improvement compared to the prior year and up sequentially as the Company grew its subscriber base. Other Service Revenues, which are comprised of installation services, professional services and software licenses, were $1.3 million in the quarter, down $2.5 million versus the same period last year primarily due to the Company’s decision to steer away from negative margin installation service revenue. For 2018, Service Revenues were $153.6 million, up $18.7 million or 13.8% compared to the prior year.

Product Sales were $27.7 million in the fourth quarter of 2018 compared to $36.7 million in the fourth quarter of 2017. Excluding revenues from the JB Hunt and U.S. Postal Service deployments, Product Sales improved $2 million over the fourth quarter of 2017. For 2018, Product Sales were $122.6 million, up $3.3 million or 2.7% compared to the prior year.

Gross Margin

Service Gross Margin was 67.7% in the fourth quarter of 2018 compared to 57.5% in the prior year period. The 10 percentage point year-over-year improvement was primarily due to the Company’s decision to move away from negative margins realized from managing third-party installation services. For 2018, Service Gross Margin was 65.4%, a 290 basis point improvement over 2017.

Product Gross Margin was 27.5% in the fourth quarter of 2018 compared to 12.7% in the same period last year. The large year-over-year improvement was primarily due to a better mix of higher-margin products shipped in the quarter compared to low-margin deployments with large customers completed last year. Product Gross Margin improved sequentially for the fourth consecutive quarter, up 330 basis points from the third quarter of 2018. For the full year 2018, Product Gross Margin was 23.8%, a 730 basis point improvement over 2017.

Total Gross Margin for the fourth quarter of 2018 was 50.9% compared to 35.9% in the prior year period. For 2018, Total Gross Margin was 46.9%, up 600 basis points compared to 2017.

Operating Expenses

Operating Expenses for the fourth quarter of 2018 were $33 million compared to $31.6 million for the same period in 2017. The increase of $1.4 million in Operating Expenses was primarily due to higher depreciation and amortization expense related to software development. For 2018, Operating Expenses were $132 million which included a full year of the inthinc and Blue Tree acquisitions.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the fourth quarter of 2018 was $5.6 million, or $0.07 per share, compared to a Net Loss of $7.5 million, or $0.10 per share in the fourth quarter of 2017. For 2018, Net Loss Attributable to ORBCOMM Inc. Common Stockholders was $26.3 million, or $0.34 per share, compared to a Net Loss of $61.3 million, or $0.84 per share in 2017.

EBITDA and Adjusted EBITDA (3)

EBITDA for the fourth quarter of 2018 was $14.1 million compared to $6.8 million in the prior year period. EBITDA for the full year 2018 was $47.2 million compared to $4.6 million in 2017.

Adjusted EBITDA for the fourth quarter of 2018 was $16.5 million, an increase of $7.2 million compared to the prior year period. The improvement includes a number of non-recurring accounting entries, mostly associated with the inthinc and Blue Tree acquisitions, which resulted in a net benefit of $1.5 million. The Company’s Adjusted EBITDA Margin increased to 24.9%, an improvement both sequentially and over the prior year. The strong Adjusted EBITDA performance was primarily driven by higher service and product gross profits that more than offset incremental operating expenses.

For 2018, the Company achieved record Adjusted EBITDA of $57.1 million, up $12.2 million or 27.3% over 2017, with margin expansion of over 300 basis points.

Balance Sheet & Cash Flow

As of December 31, 2018, Cash and Cash Equivalents totaled $53.8 million. Cash Flow from Operations totaled $12.4 million for the fourth quarter of 2018, driven primarily by favorable operating results and working capital improvements. Capital Expenditures were $5 million in the quarter.

For 2018, Cash Flow from Operations was $11.5 million and Capital Expenditures were $22.2 million.

2019 Outlook

Projected Outlook	FY 2019
Recurring Service Revenue Growth	5% - 7.5%
Service Gross Margin	66% - 68%
Product Gross Margin	Over 30%
Adjusted EBITDA (2,4)	$70 to $75 million
Cash Flow from Operations	Approximately $50 million
Capital Expenditures	Approximately $25 million

On the conference call the Company will discuss a significant number of sizable opportunities in the sales pipeline. The revenues from many of these new opportunities are anticipated to ramp up in the back half of 2019. Due to the uncertain timing, the Company will provide quarterly guidance for Product Sales and Net Subscriber Counts. Accordingly, for the first quarter of 2019, the Company expects Product Sales to be similar to the fourth quarter of 2018 and add approximately 70,000 new subscribers.

(4) The Company’s outlook for 2019 includes non-GAAP measures, such as Adjusted EBITDA, which excludes charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this afternoon at 4:30 PM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, US/CAN participants should dial 1-877-270-2148 at least ten minutes prior to the start of the call. International participants should dial 1-412-902-6510. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please Click Here or visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 412-317-0088 for International callers using access code 10128723. The audio replay will be available from 7:30 PM ET on February 27, 2019 through 7:30 PM ET on March 13, 2019.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, AIS data and industrial IoT industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport

Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Transicold and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries in which we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as a man-made or natural disaster, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions; lack of in-orbit or other insurance for our OG1 or OG2 satellites;; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts;  the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks and data processing systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and risks related to an investment in our common stock, including volatility due to our quarterly performance.  For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”), and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Revenues:
Service revenues	$38,649	$39,309	$153,589	$134,938
Product sales	27,688	36,667	122,551	119,282
Total revenues	66,337	75,976	276,140	254,220
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,480	16,692	53,184	50,548
Cost of product sales	20,081	32,026	93,444	99,640
Operating expenses:
Selling, general and administrative	15,636	16,424	66,988	55,753
Product development	3,734	2,977	13,405	8,941
Depreciation and amortization	13,538	11,218	49,684	45,681
Acquisition-related and integration costs	129	1,025	1,624	3,315
Impairment charges - satellite network	—	—	—	31,224
Income (loss) from operations	739	(4,386)	(2,189)	(40,882)

Other (expense) income:
Interest income	342	437	1,918	959
Other (expense) income	(63)	50	45	(160)
Interest expense	(5,322)	(5,187)	(21,055)	(17,653)
Loss on debt extinguishment	—	—	—	(3,868)
Total other expense	(5,043)	(4,700)	(19,092)	(20,722)
Loss before income taxes	(4,304)	(9,086)	(21,281)	(61,604)
Income taxes	1,248	(1,601)	4,658	(409)
Net loss	(5,552)	(7,485)	(25,939)	(61,195)
Less: Net income attributable to the noncontrolling interests	89	34	305	89
Net loss attributable to ORBCOMM Inc.	$(5,641)	$(7,519)	$(26,244)	$(61,284)
Net loss attributable to ORBCOMM Inc. common stockholders	$(5,649)	$(7,519)	$(26,262)	$(61,296)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.07)	$(0.10)	$(0.34)	$(0.84)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.07)	$(0.10)	$(0.34)	$(0.84)
Weighted average common shares outstanding:
Basic	78,895	74,325	77,603	72,882
Diluted	78,895	74,325	77,603	72,882

ORBCOMM Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

(Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$53,766	$34,830
Accounts receivable, net of allowances for doubtful accounts of $4,072 and $400, respectively	57,665	46,900
Inventories	34,300	42,437
Prepaid expenses and other current assets	15,553	18,692
Total current assets	161,284	142,859
Satellite network and other equipment, net	160,070	174,178
Goodwill	166,129	166,678
Intangible assets, net	86,264	99,339
Other assets	12,603	12,036
Deferred income taxes	109	104
Total assets	$586,459	$595,194
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,527	$29,298
Accrued liabilities	35,735	33,016
Current portion of deferred revenue	5,954	6,263
Total current liabilities	57,216	68,577
Note payable — related party	1,298	1,366
Notes payable, net of unamortized deferred issuance costs	245,907	245,131
Deferred revenue, net of current portion	5,471	2,459
Deferred tax liabilities	16,109	17,646
Other liabilities	2,600	13,619
Total liabilities	328,601	348,798
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 39,442 and 37,544 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	394	376
Common stock, par value $0.001; 250,000,000 shares authorized; 79,008,243 and 74,436,579 shares issued at December 31, 2018 and December 31, 2017	79	74
Additional paid-in capital	449,343	411,298
Accumulated other comprehensive (loss) income	(381)	256
Accumulated deficit	(192,507)	(166,245)
Less treasury stock, at cost; 29,990 shares at December 31, 2018 and December 31, 2017	(96)	(96)
Total ORBCOMM Inc. stockholders’ equity	256,832	245,663
Noncontrolling interests	1,026	733
Total equity	257,858	246,396
Total liabilities and equity	$586,459	$595,194

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(25,939)	$(61,195)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	3,426	85
Depreciation and amortization	49,684	45,681
Impairment loss – satellite network	—	31,224
Change in the fair values of acquisition-related contingent consideration	(8,035)	(1,002)
Amortization and write-off of deferred debt fees	776	3,106
Stock-based compensation	7,910	5,673
Foreign exchange loss	59	299
Deferred income taxes	(1,491)	(2,047)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(14,040)	(10,025)
Inventories	8,277	(16,922)
Prepaid expenses and other assets	3,994	(10,474)
Accounts payable and accrued liabilities	(14,876)	12,168
Deferred revenue	2,708	(1,653)
Other liabilities	(999)	41
Net cash provided (used in) by operating activities	11,454	(5,041)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(67,911)
Capital expenditures	(22,198)	(27,360)
Other	650	(650)
Net cash used in investing activities	(21,548)	(95,921)
Cash flows from financing activities:
Proceeds from issuance of common stock	27,967	15,000
Proceeds received from issuance of long-term debt	—	250,000
Payments under revolving credit facility	(14,000)	—
Proceeds from revolving credit facility	14,000	—
Cash paid for debt issuance costs	—	(5,359)
Proceeds received from employee stock purchase plan	1,194	1,001
Principal payment of long-term debt	—	(150,000)
Payment of deferred purchase consideration	—	(347)
Net cash provided by financing activities	29,161	110,295
Effect of exchange rate changes on cash and cash equivalents	(131)	474
Net increase in cash and cash equivalents	18,936	9,807
Beginning of year	34,830	25,023
End of year	$53,766	$34,830
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$20,036	$12,911
Income taxes	$5,532	$805

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands and unaudited)	2018	2017	2018	2017
Adjustments to EBITDA
Net Loss attributable to ORBCOMM Inc.	$(5,641)	$(7,519)	$(26,244)	$(61,284)
Income tax expense	1,248	(1,601)	4,658	(409)
Interest income	(342)	(437)	(1,918)	(959)
Interest expense	5,322	5,187	21,055	17,653
Depreciation and amortization	13,538	11,218	49,684	45,681
Loss on debt extinguishment	—	—	—	3,868
EBITDA	$14,125	$6,848	$47,235	$4,550

Adjustments to Adjusted EBITDA
Stock-based compensation	2,163	1,359	7,910	5,673
Noncontrolling interests	89	34	305	89
Acquisition-related and integration costs	129	1,025	1,624	3,315
Impairment loss	—	—	—	31,224
Adjusted EBITDA	$16,506	$9,266	$57,074	$44,851

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.